Exhibit 10.40


                                                          FINAL EXECUTION COPY



                  ASSET CONTRIBUTION AND EXCHANGE AGREEMENT

                         dated as of August 15, 2005

                                by and between


                      NOVAMED ACQUISITION COMPANY, INC.,


                        CENTER FOR OUTPATIENT SURGERY


                                     and


                            DAVID MARSHBURN, D.O.,
                             NEAL SHINDEL, M.D.,
                             ABDUL ALAAMA, M.D.,
                               GARLAN LO, M.D.,
                                     AND
                              WILLIAM MAY, M.D.

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                  ASSET CONTRIBUTION AND EXCHANGE AGREEMENT


      THIS ASSET CONTRIBUTION AND EXCHANGE AGREEMENT (this "Agreement") is dated as of August 15, 2005 (the "Execution Date"), by and among NovaMed Acquisition Company, Inc., a Delaware corporation ("NovaMed"), Center for Outpatient Surgery, a California corporation ("Seller") and David Marshburn, D.O., Neal Shindel, M.D., Abdul Alaama, M.D., Garlan Lo, M.D. and William May, M.D. (individually a "Shareholder" and collective the "Shareholders"). Certain capitalized terms have the meanings provided in Section 13.1.

                                   RECITALS

      A. Seller is engaged in the business of owning and operating a licensed ambulatory surgery center located at 15141 East Whittier Boulevard, Suite 130, Whittier, California 90603 (the "Business").

      B. Pursuant to the terms hereof, immediately prior to the Closing (as defined herein), Seller will transfer substantially all of its assets, and certain liabilities described herein, to a newly formed Delaware limited liability company, NovaMed Surgery Center of Whittier, LLC (the "New LLC") in exchange for one hundred percent (100%) of the membership interests in the New LLC ("New LLC Interests").

      C. As a condition precedent to Closing, Seller must satisfy certain conditions as described in this Agreement.

      D. Contemporaneous with the consummation of the transactions contemplated herein, Seller desires to transfer to NovaMed, and NovaMed desires to acquire from Seller, fifty-one percent (51%) of the total New LLC Interests in exchange for the Purchase Price (as defined herein), all on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I.
        CONTRIBUTION OF ASSETS TO NEW LLC AND OTHER PRE-CLOSING COVENANTS

      1.1. Formation of the New LLC. Prior to the Closing, the New LLC will be formed pursuant to the Certificate of Formation in the form attached hereto as
Exhibit 1.1-1.

      1.2. Transfer of Assets to New LLC. Immediately prior to the Closing, and as a condition precedent to the transactions contemplated herein, Seller will transfer (the "New LLC Asset Transfer") all of the Assets, free and clear of all Liens, in exchange for one hundred percent (100%) of the New LLC Interests. As of the Closing, the assets contributed into the New LLC as set forth herein will consist of all of the assets and property necessary to conduct the Business (the "Assets"), including, without limitation, the following (except to the extent that any of the following are designated as Excluded Assets in Section 1.3 below):

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            (a)  all  inventory  and  supplies  with  respect  to  the  Business
(collectively, the "Inventory");

            (b) all of the tangible and intangible personal property with respect to the Business, including, without limitation, machinery, equipment, fixtures, phone numbers, computer hardware and software that are listed on
Schedule 1.2(b) (collectively, the "Personal Property");

            (c) all  prepaid  expenses  relating  to the  Business  set forth on
Schedule 1.2(c);

            (d) all contract rights with respect to those Material Contracts identified as Assumed Contracts on Schedule 4.8 (collectively, the "Assumed Contracts"), purchase orders, licenses and leases pertaining to the Business, including all leasehold improvements, rights under any restrictive covenants accruing to the benefit of the Business and any provider agreements relating to the operation of the Business;

            (e) all names and tradenames of Seller and the Business, including, without limitation, "Center for Outpatient Surgery" and all derivations thereof;

            (f) all records, files and papers primarily pertaining to the Business, including general business records, accounting records and Medical Records;

            (g) all Permits, licenses and certificates of need relating to the operation of the Business;

            (h) all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, relating primarily to the Assets or the Business;

            (i) all casualty insurance and warranty proceeds of Seller received after the Closing Date with respect to damage to, nonconformance of, or loss to, the Assets;

            (j) to the extent permitted by law, all accounts receivable or other rights to receive payment owing to Seller (the "Accounts Receivable");

            (k) all of the goodwill of and associated with the Business; and

            (l) all rights to the security deposit being held by the landlord relating to the Leased Real Property in accordance with the terms and conditions of the underlying real property lease.

      To the extent any personal property, inventory, supplies, equipment and contracts owned by a Shareholder or any of Seller and a Shareholder's respective Affiliates are primarily used in, or are necessary for the continued conduct of the Business, and would otherwise be deemed Assets, then Seller or such Shareholder will cause such party to contribute such assets and property to Seller for contribution to the New LLC, free and clear of all Liens, prior to the Closing Date.

      1.3. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include the following (collectively, the "Excluded Assets"):

            (a)   Seller's   rights   under  this   Agreement,   including   the
consideration paid to Seller pursuant to this Agreement;

            (b) the tax records relating to the Business;


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            (c) Employee Benefit Plans relating to the employees of the Business and any and all rights therein or in the assets thereof;

            (d) all Material  Contracts not  identified as Assumed  Contracts on
Schedule 4.8;

            (e) all  cash-on-hand  and cash  equivalents as of the Closing Date;
and

            (g) all personal effects of Seller or any Shareholder not used in connection with the operation of the Business as specified in Schedule 1.3(g), including, without limitation, decorative photographs located in the Facility that are owned by one of the Shareholders, David Marshburn.

      1.4. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, the New LLC will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities or obligations of the Business, Seller, Shareholders or any of their respective Affiliates of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Assets, Seller or any Shareholder existing, arising or occurring on or prior to the Closing Date, including, without limitation, any liabilities or obligations relating to or arising from the Excluded Assets (the "Excluded Liabilities"). Notwithstanding the foregoing, Seller will contribute into New LLC, and New LLC will assume and thereafter pay and fully satisfy when due, all liabilities and obligations: (a) which arose prior to the New LLC Asset Transfer and represent normal and current trade payables incurred by Seller in connection with the operation of the Business in the ordinary course of business, consistent with past custom and practice, and are specifically set forth on Schedule 1.4(a) ("Accounts Payable"); (b) the other accrued liabilities of Seller which have been incurred in the ordinary course of business, consistent with past custom and practice and which are specifically set forth on
Schedule 1.4(b) ("Accrued Liabilities"); and (c) first arising after the New LLC Asset Transfer under any Assumed Contract (except for any liability or obligation arising from any breach or failure to perform under any of the foregoing prior to the Closing Date) (all such liabilities and obligations to be so contributed into, and assumed by, the New LLC being collectively referred to herein as the "New LLC Assumed Liabilities").

      1.5. Satisfaction of Liabilities. Excluding the New LLC Assumed Liabilities, Seller agrees to satisfy all liabilities of Seller relating to the Business prior to the New LLC Asset Transfer or as soon as is reasonably practicable thereafter, which liabilities include, without limitation:

            (a) all payroll expense and other compensation due and owing Seller's employees for the period preceding the Closing Date (excluding any paid time off or other employee-related accruals to the extent they are included in Accrued Liabilities); and

            (b) all Taxes, including payroll taxes, sales taxes and income taxes accrued up to the New LLC Asset Transfer (but excluding any such Taxes to the extent they are included in Accrued Liabilities).

                                  ARTICLE II.
                 SALE OF NEW LLC INTERESTS BY SELLER TO NOVAMED

      In reliance upon the representations and warranties of NovaMed contained herein, and on the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to NovaMed (or its designee) at the Closing, free and clear of all Liens, all of Seller's right,


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title  and  interest  in and to  fifty-one  percent  (51%)  of  the  issued  and outstanding New LLC Interests. In reliance upon the representations and warranties of Seller and Shareholders contained herein, and on the terms and conditions hereinafter set forth, NovaMed hereby agrees to purchase such New LLC Interests from Seller for the Purchase Price set forth in Article III hereof.

                                  ARTICLE III.
                       CONSIDERATION AND MANNER OF PAYMENT

      3.1. Purchase Price. The aggregate purchase price for fifty-one percent (51%) of the issued and outstanding New LLC Interests shall be $8,100,000 (the "Purchase Price").

      3.2. Payment of Purchase Price. At the Closing, NovaMed will pay to Seller, by wire transfer of immediately available funds to Seller's designated bank account, an amount equal to the Purchase Price, according to the wire transfer instructions attached as Exhibit 3.2.

                                  ARTICLE IV.
            SELLER'S AND SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

      Each of Seller and Shareholders hereby represents and warrants, jointly and severally, to NovaMed as of the Execution Date and the Closing Date, as follows:

      4.1. Seller's Organization, Good Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under California law. Each of Seller and Shareholders has full capacity, power, right and authority to enter into and perform their respective obligations under this Agreement and each of the Transaction Documents to which each of them is a party. This Agreement and each of the Transaction Documents to which each is a party have been duly executed and delivered by each of Seller and Shareholders, and constitute the valid and binding obligations of Seller and Shareholders, enforceable against them in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

      4.2. Assets. Seller has full power and authority to carry on the Business as it is now being conducted and to own and hold under lease the properties and assets it now owns or holds under lease. The Assets constitute all tangible or intangible property, rights and assets necessary for the conduct by Seller of the Business as conducted during the twelve months preceding the Closing Date and, to the knowledge of Seller, there is no need to acquire or replace any material assets. Seller has good and marketable title to the Assets, in each case free and clear of any and all Liens. Upon consummation of the transactions contemplated by this Agreement, Seller will have conveyed, and the New LLC will be vested with, good and marketable title to the Assets, free and clear of all Liens. All of the Assets that are personal property are in operable condition and repair and none of such property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on
Schedule 4.2, none of the Assets are held under any lease, security agreement, conditional sales contract or other title retention or security agreement or is located other than at the Facility. Certain of the Assets are subject to one or more capitalized leases (the "Citicorp Leases") with Citicorp Vendor Finance, Inc., its successors and their respective affiliates (collectively, "Citicorp"). The Citicorp Leases are Assumed Contracts. Seller has not been able to produce any copies of the Citicorp Leases to Buyer and therefore is making representations and warranties herein as to the terms and conditions of the Citicorp Leases. Following the Closing, New LLC's only obligations under the Citicorp Leases shall be scheduled monthly payments of $10,198.53, plus a $1.00 buyout, with the final monthly payment and $1.00 buyout due in October 2005. Upon the payment of the final monthly payment plus $1.00 buyout in October 2005, the New LLC shall be vested with good and marketable title to all of the Assets


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free and  clear of all  Liens  except  for those  non-Citicorp  liens  listed on
Schedule 4.2. New LLC is not required to give any notice to Citicorp or any other Person with respect to the exercise of the $1.00 buyout, but rather simply can add the $1.00 buyout price to the final scheduled monthly payment in October 2005 in order to be vested with good and marketable title to all of the Citicorp-related Assets.

      4.3. Approvals. Except as set forth on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, "Governmental Authority") or other Person is required to be made or obtained by Seller or Shareholders in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby and thereby.

      4.4. New LLC Interests. Immediately prior to the Closing Date, Seller will be the only record and beneficial holder of the New LLC Interests. Seller has good and marketable title to the New LLC Interests free and clear of all Liens, and has full right, power and authority to transfer the New LLC Interests to NovaMed as provided herein, without obtaining the consent of any third party (other than the Manager of the New LLC (the "Manager") as set forth in the terms and conditions of the Operating Agreement of the New LLC). Upon consummation of the transactions contemplated herein, Seller shall have transferred good and marketable title to the New LLC Interests free and clear of all Liens.

      4.5. Financial Statements. Seller has previously delivered to NovaMed unaudited financial statements of Seller, to the extent available for the years ending December 31, 2002, December 31, 2003 and December 31, 2004, and interim financial statements ending May 31, 2005, consisting of an income statement and balance sheet ("Financial Statements"). Except as set forth on Schedule 4.5, each of the Financial Statements (a) has been prepared in accordance with the cash-basis method of accounting; (b) is true, complete and correct in all material respects as of the respective dates and for the respective periods above stated; (c) fairly presents in all material respects the financial position of Seller at such dates and the results of its operations for the periods ended on such dates; and (d) is consistent with Seller's books and records.

      4.6. Absence of Undisclosed Liabilities. Neither Seller nor any Shareholder, with respect to the Business, has any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including but not limited to guarantees, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, or (b) for liabilities specifically delineated on Schedule 4.6.

      4.7. Inventory. All of the Inventory is usable in the ordinary course of business, is fully paid for and not subject to consignment or conditional sales arrangements and no material portion of the Inventory is obsolete or damaged.

      4.8. Taxes. Seller has filed all Tax Returns on a timely basis that it is required to have filed in connection with the operation of the Business, and such returns are true, complete and correct. Seller has paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by them. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Seller in connection with the operation of the Business. With respect to all amounts of Taxes imposed on Seller for which


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Seller is or could be liable,  whether to taxing  authorities  (as, for example, under the law) or to other Persons, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by Seller to taxing authorities or others on or before the Closing Date have been paid, or have been fully accrued for or fully reserved against on the Financial Statements. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Shareholders or Seller. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any asset of Seller. Seller is not a party to any Tax-indemnity, Tax-sharing, Tax allocation or other similar agreements or arrangements.

      4.9. Material Contracts. Schedule 4.9 is a correct and complete list of every material written contract, agreement, relationship or commitment, every material oral contract, commitment, agreement or relationship, to which Seller or any Shareholder is a party or by which Seller or any Shareholder is bound, as they relate to the Business (the "Material Contracts"), correct and complete copies of which previously have been furnished to NovaMed. Except as set forth on Schedule 4.9, neither Seller nor any Shareholder is in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by such party, under any Material Contract or any other obligation owed by Seller or any Shareholder, and, to the knowledge of Seller or any Shareholder, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract or obligation.

      4.10. Real Property. As it relates to the Business, Seller does not own any real property. Seller has a valid leasehold interest in the real property which it holds under the lease described in Schedule 4.10 (collectively, the "Leased Real Property"), free and clear of all Liens, except for Liens for current property taxes not yet due and payable. The Leased Real Property constitutes all real properties used or occupied by Seller in connection with the Business or reflected on the Financial Statements. Upon execution of the Lease Assignment (as hereinafter defined), the New LLC will have a valid leasehold interest in the Leased Real Property, which leasehold interest will be free and clear of all Liens, except for Liens created by the New LLC. With respect to the Leased Real  Property:  (a) Seller has all  easements  and rights necessary  to conduct  the  Business;  (b) no portion  thereof is subject to any
pending  or,  to  the  knowledge  of  Seller  or  any  Shareholder,   threatened
condemnation  proceeding  or  proceeding  by  any  public  authority;   (c)  the
buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules; (d) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (e) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities.

      4.11. Litigation. Except as set forth on Schedule 4.11, there are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, to the knowledge of Seller or any Shareholder, threatened against or involving Seller, the Business or, with respect to the Business, any Shareholder, or relating to the transactions contemplated hereby, at law or in equity, in any court or agency, or before or by any Governmental Authority, nor, to the knowledge of Seller or any Shareholder, are there any facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations. Except as set forth on
Schedule 4.11, neither Seller nor any Shareholder is subject to any judgment, order or decree of any court or Governmental Authority. None of the matters set forth on Schedule 4.11 could result in any Material Adverse Effect on Seller, the Assets, the Business or New LLC.

      4.12. Compliance with Applicable Laws; Permits.


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            (a)  Each of  Seller  and  Shareholders,  in  their  conduct  of the
Business, have complied, in all material respects, with applicable federal, state and local laws and the rules and regulations of all Governmental Authorities having authority over them, including, without limitation, agencies
concerned  with  occupational  safety,   environmental  protection,   employment
practices,   Fraud  and  Abuse  Laws  and  Medicare  and  Medicaid  requirements applicable to the Shareholders' and Seller's billing procedures (except denials of claims in the ordinary course of business). Neither Seller nor any Shareholder has received any notice of Seller's violation of any such rules or regulations, whether corrected or not, within the last five (5) years. Seller is eligible to receive payment under Titles XVIII and XIX of the Social Security Act. Seller has timely and accurately filed all requisite reports, returns, data, and other information required by all Governmental Authorities which control, directly or indirectly, any of Seller's activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been inaccurate, incomplete or misleading. Seller has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which Seller participates that are due on or before the Closing Date or which relate to services provided on or before the Closing Date, and Seller has not billed for any services that were not provided at the Facility. There are no claims pending or, threatened or scheduled before any authority, including without limitation any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by Seller on or before the Closing Date, or program compliance matters. Except for
routinely   scheduled   Medicare  and   Medicaid   program   participation   and
certification surveys pursuant to Seller's Medicare and Medicaid contracts and filings, no valid program integrity review related to Seller has been conducted by any authority in connection with the Medicare or Medicaid programs and no such review is scheduled, pending, or to Seller's knowledge, threatened against or affecting Seller, the Business, the Facility, or the consummation of the transactions contemplated hereby.

            (b) Seller holds all the permits, licenses, certificates of need and other approvals of Governmental Authorities necessary or material for the current conduct, ownership, use, occupancy and operation of the Business and the Leased Real Property, including, without limitation, those identified on
Schedule 4.12(b) ("Permits"). Seller is in compliance in all material respects with such Permits, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary. All of the Permits are in good standing, and to Seller's knowledge, no suspension, cancellation or adverse action is threatened against the Permits, and there is no basis for believing that any Permits will not be renewed upon expiration.

      4.13. Transaction Not a Breach. The execution, delivery and performance by Seller and Shareholders of this Agreement and the Transaction Documents will not:

            (a) Result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Seller or Business may be bound or affected;

            (b) violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Seller or any Shareholder is subject;

            (c)  Constitute  an event which would  permit any party to terminate
any  agreement  or  accelerate  the  maturity  of  any   indebtedness  or  other
obligation;

            (d) Violate any provision of the organizational documents of Seller;

            (e) Result in the creation or imposition of any Lien upon any property of Seller; or


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            (f) Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

      4.14. Conduct of Business. Since the Review Date, Seller has conducted the Business in the ordinary course of business, consistent with past custom and practice, and has incurred no material liabilities other than in the ordinary course of business, consistent with past custom and practice, and there has been no Material Adverse Effect on the assets, financial condition, operating results, employee or patient relations, business activities or business prospects of Seller or the Business. Without limitation of the foregoing, since the Review Date, Seller has not, except in the ordinary course of business, consistent with past custom and practice, or as otherwise set forth on Schedule 4.14:

            (a) Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect;

            (b) Pledged or subjected any of its assets to any Lien or restriction;

            (c) Voluntarily or involuntarily sold, transferred, abandoned, surrendered, leased or otherwise disposed of any of its assets material to the operation of Seller;

            (d) Canceled or compromised any material debt or claim, or waived or released any right of substantial value;

            (e) Received any notice of termination of any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or could be reasonably expected to result in a Material Adverse Effect;

            (f) Instituted, settled or agreed to settle any litigation, action, proceeding or arbitration;

            (g) Made a material purchase commitment other than in the ordinary course of business, consistent with past custom and practice;

            (h) Modified the timing, course of conduct or other cash management activities with respect to the collection of accounts receivable of the Business;

            (i) Failed to pay any accounts or notes payable or any other obligations consistent with past practices, except for bona fide disputes arising in the ordinary course of business;

            (j) Entered into any material transaction, contract or commitment other than in the ordinary course of business, consistent with past custom and practice, other than the transactions contemplated by the Transaction Documents;

            (k) Suffered any event or events, whether individually or in the aggregate, that has had or could be reasonably expected to result in a Material Adverse Effect; or

            (l) Issued any equity interests or entered into any agreement or understanding to do so.

      4.15. Health, Safety and Environment. Seller has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials at any site, location or facility in connection with its business or any of its assets in violation of any applicable Environmental and Safety Requirements (as hereinafter defined). Seller: (i) is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended ("Environmental and Safety Requirements"), and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto. Seller has never been subject to, or received any written notice of, any private, administrative or judicial inquiry, investigation, order or action, or any written notice of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon any property leased or owned by Seller, nor is Seller aware of any such inquiry, investigation, order, action or notice. There are no pending, or to the knowledge of Seller or any Shareholder, threatened, investigations, actions, orders or proceedings (or written notices of potential investigations, actions, orders or proceedings) from any Governmental Authority or any other entity regarding any matter relating to Environmental and Safety Requirements.

      4.16. Employees. Schedule 4.16 is a true, complete and correct list setting forth as of the Review Date the names and current compensation rate and compensation of all individuals employed by Seller. There has been no material increase, other than in the ordinary course of business, consistent with past custom and practice, in the compensation or rate of compensation payable to any employees of Seller since the Review Date, nor since that date has there been any promise to any employee listed on Schedule 4.16, orally or in writing, of any bonus or increase in compensation, except for increases in the ordinary course of business consistent with Seller's past compensation practices and listed on Schedule 4.16, and obligations incurred under existing bonus, insurance, pension or other Employee Benefit Plans described on Schedule 4.19 or
Schedule 4.20. Except as set forth on Schedule 4.16, there has been no promise to any employee listed on Schedule 4.16, orally or in writing, of any guaranty of employment following the Closing Date.

      4.17. Insurance. Seller has obtained and maintained in full force and effect commercially reasonable amounts of insurance to protect it and the Business against the types of liabilities, including medical malpractice, customarily insured against by Persons operating a business of similar size and nature to the Business, and all premiums due on such policies have been paid. Such insureds have complied in all material respects with the provisions of all such policies. Seller has previously delivered to NovaMed complete and correct copies of all such policies, together with all riders and amendments thereto in the possession of Seller. Except as set forth on Schedule 4.17, there are no claims or asserted claims reported to insurers under such policies, including all medical malpractice claims and similar types of claims, actions or proceedings asserted against any of Seller and the Shareholders at any time within the past five (5) years.

      4.18. Affiliate Transactions. Excluding ordinary course distributions to its equity holders, there are no transactions involving the transfer of any cash, property or rights to or from Seller from, to or for the benefit of any Affiliate or former Affiliate of Seller ("Affiliate Transactions") during the period commencing January 1, 2003 through the date hereof or any existing commitments of Seller to engage in the future in any Affiliate Transactions.

      4.19. Employee Benefit Plans. Except as set forth in Schedule 4.19, neither Seller nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "multi-employer plan" (as defined in Section 3(37) of ERISA), any collective bargaining agreement, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of Seller's employees or former employees or beneficiaries thereof, personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), material fringe benefit, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program, policy, arrangement, agreement or contract (collectively, "Employee Benefit Plans"), whether or not written or terminated, which could give rise to or result in Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to NovaMed. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. Seller acknowledges that it will be solely responsible for administering and/or terminating its Employee Benefit Plans following the Closing.

      4.20. Personnel  Agreements,  Plans and Arrangements.  Except as listed in
Schedule 4.20, neither Seller nor any Shareholder is a party to or obligated in connection with the Business with respect to any outstanding contracts with current or former employees, agents, consultants, or advisers.

      4.21. Certain Payments. None of Seller, the Shareholders, any director, officer, agent, or employee of Seller or any other Person associated with or acting for or on behalf of Seller has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) for securing patients or referrals, (ii) for patients or referrals secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any law.

      4.22. Workers Compensation. Schedule 4.22 sets forth all expenses, obligations, duties and liabilities relating to any pending, threatened or ongoing claims by employees and former employees (including dependents and spouses) of Seller (or its predecessors), and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 4.22, no claim, injury, fact, event or condition exists which would give rise to a material claim by any employees or former employees (including dependents and spouses) of Seller under any workers compensation laws, regulations, requirements or programs. Since the Review Date, there has been no material change, other than in the ordinary course of business, in the information disclosed in Schedule 4.22.

      4.23. Accounts Receivable/Accounts Payable.

            (a) Accounts Receivable. Except as set forth on Schedule 4.23(a), the Accounts Receivable are valid, binding and legally enforceable obligations and are owned by Seller free and clear of all Liens, and, except for contractual allowances, reserves for bad debts and other adjustments that are consistent with those adjustments made in preparing the Financial Statements, will not be subject to any offset, counterclaim or other adverse claim or defense, and may be transferred to the New LLC to the extent permitted by law. The Accounts Receivable arose in the ordinary and usual course of the business, and the Accounts Receivable are set forth on the books and records of Seller. Schedule 4.23(a) contains a complete and accurate list of all Accounts Receivable as of the date listed thereon, which list represents the Accounts Receivable after adjusting for contractual allowances and bad debt reserves. Seller does not know of any reason why the Accounts Receivable would not be collectible according to approximately the same ratios as accounts receivable have been historically collectible.

            (b) Accounts  Payable and Accrued  Liabilities.  Schedule 1.4(a) and
Schedule 1.4(b) sets forth a complete and correct list of the Accounts Payable and Accrued Liabilities. Each of the Accounts Payable and Accrued Liabilities are valid and have been incurred in connection with the operation of the Business in the ordinary course of business, consistent with Seller's past custom and practice.

      4.24. Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of any of Seller or any Shareholder in such a manner as to give rise to any valid claim for any broker's or finder's fee or similar compensation against NovaMed.

      4.25. HIPAA. Seller and Shareholders represent and warrant that (a) all of the Purchased Assets being sold and/or provided by Seller to NovaMed under this Agreement, including without limitation, any computer hardware and/or software, are in compliance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91, 42 U.S.C. 1301 et. seq.) and regulations promulgated thereunder (collectively, "HIPAA"), and applicable state laws having similar subject matter to HIPAA ("State HIPAA"), and (b) Seller has conducted its business and activities, including, without limitation, its billing and collection activities, its medical records management activities, and its general business operations, in a manner that complied with HIPAA and State HIPAA.

      4.26. Rates and Reimbursement Policies. Seller does not have any rate appeal currently pending before any Governmental Authority or any administrator of any third-party payor program. Seller has no knowledge of any applicable state or local law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the Closing Date or any such legal requirement proposed or currently pending in the applicable state or at the federal level which has resulted or may result in any reductions in rates and reimbursement.

      4.27. Physicians. None of the physicians who utilize the center (collectively, the "Physicians") have threatened to discontinue or to terminate his or her relationship with the Seller and the provision of services at the Facility. To the knowledge of any of Seller and any Shareholder, none of the Physicians have expressed plans to retire from the practice of medicine in the next five (5) years nor to be involved in the development or operations of another ambulatory surgery center. During the three (3) years preceding the Closing Date, each of the Physicians:

            (a) Has been duly licensed and registered, and is in good standing by their state to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner; and

            (b) Has had valid professional liability insurance in place in amounts not less than commercially reasonable levels and has not indicated any intent to terminate or reduce his or her professional liability coverage.

      4.28. Certain Representations With Respect to the Facility.

            (a) The Facility is qualified for participation in the Medicare program. Complete and accurate copies of the Facility's existing Medicare contracts have been furnished to NovaMed. Seller is presently in compliance with all of the terms, conditions and provisions of such contracts.

            (b) The Facility is qualified for participation in the Medicaid program. Complete and accurate copies of Seller's existing Medicaid contracts have been furnished to NovaMed. Seller is presently in compliance with all of the terms, conditions and provisions of such contracts.

      4.29. No Misrepresentation. None of the representations and warranties of Seller and Shareholders set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to NovaMed as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading. To the knowledge of Seller or any Shareholder, there are no material facts which have not been disclosed to NovaMed which have a Material Adverse Effect, or could reasonably be anticipated to have a Material Adverse Effect, on the Business or Seller's or any Shareholder's ability to consummate the transactions contemplated hereby.

                                   ARTICLE V.
                    NOVAMED'S REPRESENTATIONS AND WARRANTIES

      NovaMed hereby represents and warrants to Seller as of the Execution Date and the Closing Date as follows:

      5.1. Organization. NovaMed is duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2. Authorization. NovaMed has full power, right and authority to enter into and perform its obligations under this Agreement and each of the
Transaction Documents to which it is a party. The execution, delivery and performance by NovaMed of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with NovaMed's Certificate of Incorporation. This Agreement and each of the Transaction Documents to which NovaMed is a party have been duly executed and delivered by NovaMed and are the valid and binding obligation of NovaMed and are enforceable against NovaMed in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and the availability of equitable remedies.

      5.3. Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by NovaMed will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of NovaMed's Certificate of Incorporation or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which NovaMed is a party or by which NovaMed is bound.

      5.4. Acquisition of New LLC Interests. NovaMed is acquiring the New LLC Interests for its own account and not with a view to the distribution or resale thereof. NovaMed has no intention of selling the New LLC Interests in a public distribution in violation of federal securities laws or any applicable state securities laws.

      5.5. Broker. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of NovaMed in such a manner as to give rise to any valid claim for any broker's or finder's fee or similar compensation against Seller.

      5.6. No Misrepresentation. None of the representations and warranties of NovaMed set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE VI.
                              ADDITIONAL AGREEMENTS

      6.1. Release of Liens and Lien Searches. Seller shall procure all applicable release of liens with respect to those Liens set forth on Schedule 4.2, prior to the New LLC Asset Transfer. Seller shall provide NovaMed with all information and other assistance required for the parties to file all applicable UCC termination statements (in form and manner required by NovaMed or its lenders). Following the filing of all such UCC termination statements, there shall be no remaining financing statements, judgments, taxes or other Liens outstanding against Seller or any of its assets as of the Closing Date.

      6.2. Employees; Labor Relations.

            (a) Leased Employees. Seller currently leases its employees from Modern/Medical Management Consultants, Inc. ("Staffing Agency") pursuant to a Service Subscription Agreement dated April 4, 2003 (the "Leasing Agreement"). At Closing, the Leasing Agreement shall be assigned to New LLC as an Assumed Contract. Seller shall be solely responsible for all liabilities arising under the Leasing Agreement prior to Closing, as well as any employment-related claims filed by any leased employees which relate to facts and circumstances existing on and prior to the Closing Date, or arise from or relate to completion of the transactions contemplated by this Agreement or the Transaction Documents, regardless of when filed.

            (b) COBRA Notice. Seller represents that it has complied, in all material respects, with the applicable requirements of COBRA through the Closing Date and shall be responsible for all liabilities arising under COBRA with respect to any event occurring prior to and on the Closing Date.

            (c)   Noncompetition   Agreements.    Seller   hereby   waives   any
noncompetition provision that may apply to the Continuing Employees with respect to New LLC's hiring of the Continuing Employees.

      6.3. Post-Closing Remittances; New LLC's Appointment as Attorney-In-Fact. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Accounts Receivable, Seller shall endorse such remittance to the order of the New LLC and forward it to the New LLC promptly following receipt thereof. Seller hereby irrevocably constitutes and appoints New LLC and any officer or agent of New LLC as Seller's true and lawful attorney-in-fact, with full power and authority, in the place and stead of Seller for the limited purposes of receiving, collecting, indorsing, negotiating and cashing any and all cash, checks, drafts, payments, accounts receivable and other instruments (collectively the "Items") which are payable to Seller and which represent Items related to the Business or which represent payment on Accounts Receivable related to the Business, and which in accordance with the terms of this Agreement, have been sold, conveyed, assigned or transferred to New LLC or are otherwise for the account of New LLC hereby. Seller further agrees to execute all documents and take such other action as New LLC may reasonably request to confirm the power granted to New LLC by this Section 6.3. Notwithstanding the foregoing, in no event shall New LLC receive, collect, indorse, negotiate or cash such Items pursuant to the above authority if to do so would be to violate the laws, regulations or other written guidance of any state or federal health program. In such event, New LLC and Seller agree to take such actions as necessary to convey such payments to New LLC consistent with applicable laws and regulations.

      6.4. Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to the New LLC, and the New LLC Interests to NovaMed, all on the terms contained herein, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated herein.

      6.5. Professional Liability Tail Coverage. To the extent Seller's professional liability insurance policy for the Facility is on a claims-made basis (rather than an occurrence basis), Seller shall obtain an extended reporting ("tail") professional liability insurance policy covering acts and omissions occurring at the Facility prior to the Closing Date, in an amount equal to the professional liability insurance carried immediately prior to the Closing Date, or such other amount, and for such period of time, as determined by mutual agreement of NovaMed and Seller. Upon NovaMed's request, Seller shall provide New LLC with proof of such tail professional liability coverage. The cost and expense of such tail coverage shall be borne solely by Seller.

      6.6 Credentialing. As of the Closing Date, the Shareholders and other physicians credentialed by the Facility immediately prior to the Closing Date shall receive provisional privileges to perform surgical procedures at the Facility that will be owned and operated by the New LLC from and after the Closing Date. As a condition to receiving these provisional privileges, each of the Shareholders hereby agree, and shall cause all of such other credentialed physicians to agree, that following the Closing Date he or she will comply with all of the New LLC's credentialing requests (including, without limitation, providing New LLC with any reasonably requested information and completing any applicable credentialing forms) so that the New LLC may complete its credentialing review process for each physician by the expiration date of the provisional privileges.

      6.7 Marshburn Photographs. One of the Shareholders, David Marshburn, D.O., owns photographs hanging on the walls of the Leased Real Property but that are Excluded Assets. Dr. Marshburn hereby agrees to continue to allow New LLC to use such photographs within the Leased Real Property, at no cost to the New LLC, for a period of at least five years following the Closing Date.

      6.8 Medical Records. From and after the Closing, New LLC shall have custody of the Medical Records and shall maintain them in accordance with applicable state and federal law. For not less than seven (7) years after the Closing Date or the time period required by applicable state law, the New LLC shall grant to Seller and its representatives, at Seller's request, access to, and the right to make copies of, at Seller's sole cost and expense, those Medical Records as may be necessary in connection with the business and affairs of Seller after the Closing Date; provided, that Seller shall only have such access to the extent necessary in connection with: (A) any government, state or federal agency review of Seller or the operations of Seller and/or the Business preceding the Closing Date (the "Pre-Closing Date Business"); (B) a request from the Department of Health and Human Services, the Centers for Medicare and Medicaid Services or other state or federal agency; (C) a claim or lawsuit against Seller or relating to the Pre-Closing Date Business; (D) as required by applicable law; or (E) otherwise pursuant to proper patient consent and/or authorization, as applicable. Notwithstanding anything in this Agreement to the contrary, the New LLC shall only release and copy, destroy, dispose of, sell or transfer Medical Records to Seller or any person or entity upon proper patient notice, consent and/or authorization (to the extent required by applicable state, federal and local laws and regulations).

                                  ARTICLE VII.
                                     CLOSING

      7.1. Time and Place. The closing of the transactions that are the subject of this Agreement (the "Closing") shall occur via facsimile effective as of the third business day following the satisfaction or waiver of all conditions set forth in Articles VIII and IX of this Agreement (the "Closing Date") or at such other time or place as the parties hereto shall mutually agree, with original documents to be exchanged by nationally recognized overnight courier for delivery on the next business day after the Closing Date.

      7.2. Contribution of Assets to New LLC. As a condition precedent to the consummation of the transactions contemplated herein, Seller shall have consummated the New LLC Asset Transfer in accordance with the terms and conditions of Article I hereof.

      7.3. Deliveries of Seller and Shareholders. At the Closing, Seller and Shareholders will execute and deliver or cause to be executed and delivered to
NovaMed:

            (a) a Contribution Agreement to evidence the New LLC Asset Transfer and to effectively vest the New LLC with full, complete and marketable right, title and interest in and to the Assets, in substantially the form of attached
Exhibit 7.3(a) (the "Contribution Agreement");

            (b) the Limited Liability Company Agreement of the New LLC, in the form attached hereto as Exhibit 7.3(b) (the "Operating Agreement");

            (c) a certificate of the Secretary of Seller as to (i) copies of resolutions of its Board of Directors and Shareholders authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; (ii) a Certificate of Good Standing issued by the Secretary of State of California; (iii) its By-Laws; (iv) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents; and (v) its Articles of Incorporation certified by the Secretary of State of California.

            (d) any required third party consents, filings, and certificates from Seller or any third party (including, any Governmental Authority) relating to the transfer of the Assets, including without limitation, all consents from the State of California regarding the transfer of all Permits and licenses relating to the ownership and operation of the Facility, and copies of all written consents obtained in connection with the transfer of the Material Contracts;

            (e) clearance certificates or similar documents required by any state taxing authority in order to relieve NovaMed of any obligation to withhold any portion of the Purchase Price;

            (f) the Assignment, Acceptance and Consent to Assignment of New LLC Interests, substantially in the form attached as Exhibit 7.3(f) (the "Assignment of New LLC Interests"), duly executed by Seller;

            (g) duly executed Lease Assignment for the Facility and other Leased Real Property listed on Schedule 4.10 (the "Lease Assignment") between Seller, as assignor, and the New LLC, as assignee, including the consent thereto by the landlord;

            (h)  all  applicable   documentation   releasing   Liens   covering,
concerning or relating to the Assets, in form and substance reasonably acceptable to NovaMed;

            (i)   Redemption   Agreement   pursuant  to  which  Seller   redeems
Shareholder's ownership interests in Seller in exchange for Seller's membership interests in the New LLC, effective immediately following the Closing Date;

            (j) Certificate of Seller and Shareholders certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date, along with an update to any of the Schedules attached hereto in a manner acceptable to NovaMed in its sole discretion;

            (k) a DEA Power of Attorney (the "Power of Attorney"), executed by Dr. Marshburn;

            (l) Amendment to Articles of Incorporation of Seller changing its name to enable New LLC to make an assumed name filing for such name;

            (m) such other documents and instruments as NovaMed or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

      All documents delivered to NovaMed shall be in form and substance reasonably satisfactory to counsel for NovaMed.

      7.4. Deliveries of NovaMed. At the Closing, NovaMed will deliver or will cause the New LLC to deliver to Seller simultaneously with the delivery of the items referred to in Section 7.3 above:

            (a) the payment of the Purchase Price;

            (b) the Operating Agreement;

            (c) certificate of the Secretary of NovaMed as to (i) copies of resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; and (ii) incumbency and specimen signatures with respect to its officers executing this Agreement and any Transaction Documents;

            (d) the Lease Assignment, duly executed by the New LLC;

            (e) the Assignment of New LLC Interests, duly executed by NovaMed;

            (f) Certificate of NovaMed certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date;

            (g) the Power of Attorney, executed by the New LLC; and

            (h) such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Seller shall be in form and substance reasonably satisfactory to the counsel for Seller.

      7.5 Change of Ownership Process. Between the Execution Date and Closing Date, NovaMed and New LLC will continue with efforts to file applications and/or notices for all reasonably necessary licensure and regulatory approvals required in connection with the New LLC's ownership and operation of the Business, the receipt of which is a condition precedent to the Closing. Seller, Shareholders and their respective agents and representative agree to cooperate with NovaMed and New LLC in connection these filings and applications, and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these applications and notices.

                                 ARTICLE VIII
                        NOVAMED'S CONDITION PRECEDENT

      Unless otherwise waived by NovaMed, the obligation of NovaMed to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

      8.1. Notification. Between the Execution Date and the Closing Date, each of Seller and Shareholders will promptly notify NovaMed of the occurrence of any breach of any covenant of Seller or any Shareholder in this Article VIII or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

      8.2. Efforts. Between the Execution Date and the Closing Date, Seller and Shareholders will use all commercially reasonable efforts to cause the conditions in this Article VIII to be satisfied.

      8.3. Accuracy of Representations. Each of Seller and Shareholders' representations and warranties in this Agreement must have been accurate as of both the Execution Date and Closing Date, provided that Seller and Shareholders may update any Schedule set forth in Article IV of this Agreement as of the Closing Date in a manner acceptable to NovaMed, in its sole discretion, and Seller and Shareholders shall each have delivered a certificate to NovaMed which certifies the foregoing.

8.4. Change of Ownership Approvals. The New LLC shall have received all necessary state licensure and Medicare approvals to commence the New LLC's ownership and operation of the Business (with the understanding that upon commencement of operations, there may be billing delays associated with procuring third party payor provider numbers).

8.5. Satisfaction of Covenants. Each of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

8.6. Deliveries. Seller and Shareholders must have delivered to NovaMed the documents required to be delivered pursuant to Section 7.3.

8.7. No Material Adverse Effect. Between the Execution Date and Closing, except for the conditions precedent set forth herein, there has not been any Material Adverse Effect on the Business (excluding any Material Adverse Effect caused by any actions or omissions of NovaMed).

8.8. Ordinary Course. Seller covenants and agrees that, from and after the Execution Date through and including the Closing Date, Seller shall not: (a) enter into any new, or modify any existing, material lease, material contract or other material obligation with respect to the Business without the prior written consent of NovaMed; (b) take any action which will or may adversely affect title to the Assets; or (c) commit any act which will violate any term or provision of the Assumed Contracts or any federal or state law, ordinance or regulation applicable to the Business.

                                   ARTICLE IX.
                          SELLER'S CONDITION PRECEDENT

      Unless waived by Seller, the obligation of Seller and Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

      9.1. Notification. Between the Execution Date and the Closing Date, NovaMed will promptly notify Seller of the occurrence of any breach of any covenant of NovaMed in this Article IX or of the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

      9.2. Efforts. Between the Execution Date and the Closing Date, NovaMed will use all commercially reasonable efforts to cause the conditions in this
Article IX to be satisfied.

      9.3. Accuracy of Representations. NovaMed's representations and warranties in this Agreement must have been accurate as of both the Execution Date and Closing Date.

      9.4. Change of Ownership Approvals. The New LLC shall have received all necessary state licensure and Medicare approvals to commence the New LLC's ownership and operation of the Business (with the understanding that upon commencement of operations, there may be billing delays associated with procuring third party payor provider numbers).

      9.5. Satisfaction of Covenants. Each of the covenants and obligations that NovaMed is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with.

      9.6. Deliveries. NovaMed must have delivered each of the items required to be delivered by NovaMed pursuant to Section 7.4.

                                  ARTICLE X.
                                 TERMINATION

      10.1. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

            (a) by mutual consent of NovaMed and Seller;

            (b) by either NovaMed or Seller, if a material breach of any provision of this Agreement has been committed by the other party, upon 10 days prior written notice (during which the party in breach may cure such breach), and such breach has not been waived;

            (c) by NovaMed if any of the conditions in Article VIII have not been satisfied as of the six (6) month anniversary of the Execution Date (the "Termination Date") or if satisfaction of such a condition is or becomes impossible (other than through the failure of NovaMed to comply with its obligations under this Agreement) and NovaMed has not waived such condition on or before the Termination Date; or

            (d) by Seller, if any of the conditions in Article IX have not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller and Shareholders to comply with their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

      10.2.  Effect of  Termination.  Each party's  right of  termination  under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate;

provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired and such party shall be entitled to be reimbursed for its expenses incurred prior to the date of such termination in connection with the Transactions.

                                 ARTICLE XI.
                            INTENTIONALLY OMITTED

                                 ARTICLE XII.
                            POST-CLOSING COVENANTS

      12.1. Indemnification by Seller and Shareholders. From and after the Closing, each of Seller and Shareholders agrees to jointly and severally indemnify, defend and save NovaMed and its respective Affiliates (including, without limitation, the New LLC) and each of its respective officers, directors, employees, agents and fiduciaries (each, a "NovaMed Indemnified Party"), forever harmless from and against, and to pay to a NovaMed Indemnified Party or reimburse a NovaMed Indemnified Party for (in either case within ten business days of its receipt of notice in accordance with the terms of this Article from any NovaMed Indemnified Party), any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") actually sustained or incurred by any NovaMed Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

            (a) any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by Seller or any Shareholder, or non-compliance with or breach by Seller or any Shareholder of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller, Shareholders or any of their respective Affiliates;

            (b) the operation of the Business, including the use of the Assets and the Excluded Assets, on or prior to the Closing Date;

            (c) any Tax liability of Seller or any Shareholder;

            (d) any violations of or obligations under Environmental and Safety Requirements relating to acts, omissions, circumstances or conditions to the extent existing or arising on or prior to the Closing Date, whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental and Safety Requirements as then in effect;

            (e) any liabilities relating to or arising from the provision of (or failure to provide) professional medical services, including any liabilities relating to the failure, prior to the Closing Date, to adhere to or comply with any Medicare and Medicaid requirements or Fraud and Abuse Laws;

            (f) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting NovaMed or its Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of Seller;

            (g) the Excluded Assets or Excluded Liabilities; or

            (h) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller or any Shareholder.

      12.2. Indemnification by NovaMed. From and after the Closing, NovaMed agrees to indemnify, defend and save Seller, Shareholders and their respective Affiliates, and their respective employees, trustees, agents, representatives, heirs and executors other than the New LLC (each, a "Seller Indemnified Party") forever harmless from and against, and to pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for (in either case within 10 business days of its receipt of notice in accordance to the terms of this Article from any Seller Indemnified Party), any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

            (a) any misrepresentation or breach of a representation or warranty contained in this Agreement or in the Transaction Documents by NovaMed, or non-compliance with or breach by NovaMed of any of the covenants or agreements contained in this Agreement or in the Transaction Documents to be performed by NovaMed;

            (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including Governmental Authorities) against or affecting Seller, Shareholders or their respective Affiliates which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants contained in this Agreement or the Transaction Documents of NovaMed; or

            (c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and NovaMed.

      12.3. Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or Governmental Authority, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within 10 days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense

Counsel. The delivery of a Defense Notice shall not constitute an admission with respect to the claim for indemnification.

            (a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

            (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

            (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

            (d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

            (e) If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 12.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15-day period.

            (f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

      12.4. Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 12.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

      12.5. Survival. Notwithstanding anything contained to the contrary in this Agreement, all representations and warranties of the parties hereto contained in or arising out of the Transaction Documents, or in any schedule or certificate given in connection herewith and therewith, shall survive the Closing and shall continue in effect until the 24-month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.6, 4.8, 4.12(b), 4.15 and 4.19 shall survive until the expiration of all applicable statutes of limitation. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all covenants and indemnities contained in this Agreement will survive the Closing and remain in effect indefinitely.

      12.6. Right of Offset. If Seller or any Shareholder is the Indemnifying Party and fails to make any payment as contemplated by this Article XII, or shall fail to make any payment when due under the terms of any of the Transaction Documents, then NovaMed may elect to offset such amount against any amount due and owing by the New LLC to Seller or any Shareholder pursuant to the terms of the Operating Agreement (including, without limitation, any distributions payable to Seller or such Shareholder).

      12.7. Limitations on Indemnification.

            (a) Seller's Basket. Notwithstanding anything in this Agreement to the contrary, the NovaMed Indemnified Parties shall not be entitled to indemnification under Section 12.1(a) and/or 12.1(f) until all Losses incurred by the NovaMed Indemnified Parties exceed in the aggregate, One Hundred Thousand and 00/100 Dollars ($100,000) (the "Seller's Basket"), in which case the NovaMed Indemnified Parties shall be entitled to indemnification under Section 12.1(a) and/or 12.1(f) only to the extent such Losses exceed the Seller's Basket.

            (b) NovaMed's Basket. Notwithstanding anything in this Agreement to the contrary, the Seller Indemnified Parties shall not be entitled to indemnification under Section 12.2(a) and/or 12.2(b) until all Losses incurred by the Seller Indemnified Parties exceed in the aggregate, One Hundred Thousand and 00/100 Dollars ($100,000) (the "NovaMed Basket"), in which case the Seller Indemnified Parties shall be entitled to indemnification under Section 12.2(a) and/or 12.2(b) only to the extent such Losses exceed the NovaMed Basket.

            (c) Not Applicable. The limitations set forth in this Section 12.7 shall not apply in the event of fraud or intentional misrepresentation by a party hereto.

                                ARTICLE XIII.
                                MISCELLANEOUS

      13.1. Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

            "Affiliate" means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person; provided that with respect to determining any Affiliate of NovaMed, such Affiliates shall include, without limitation, NovaMed, Inc. and any of its subsidiaries.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             "Facility" means the Medicare-certified, state-licensed ambulatory surgery center located at 15141 East Whittier Boulevard, Suite 130, Whittier, California 90603.

            "Fraud and Abuse Laws" means all fraud and abuse laws promulgated under Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, and all rules and regulations promulgated thereunder; any other federal, state or local law relating to the referral of patients to medical facilities owned by providers of medical services; and all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statues succeeding thereto, together with all rules and regulations promulgated thereunder.

            "Hazardous Materials" means (a) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., and any other Environmental and Safety Requirements; (b) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (c) any radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. ss.2011 et seq.; (d) asbestos in any form or condition; and
(e) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

            "Liens" means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

            "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, prospects, financial condition or results of operations of such Person or any of its subsidiaries, taken as a whole.

            "Medical Records" shall mean all medical records of patients treated at the Facility, including, without limitation, any and all medical charts, files, notes, transcripts, x-ray files, lab reports, other diagnostic information or materials, insurance information, billing and payment statements or records of any kind, explanations of benefits, and other information of or relating to any patient treated at the Facility, of any kind and in any form whatsoever; provided that Medical Records shall be limited to the records of the Facility and will not include records of the provider of professional medical services.

            "Person" means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, entity, organization or Governmental Authority.

            "Review Date" means December 31, 2004.

            "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

            "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            "Transaction Documents" means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

      13.2. Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally,
(b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a nationally recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

            (i)   If to Seller and Shareholders:

                  NovaMed Surgery Center of Whittier, LLC
                  15141 East Whittier Boulevard, Suite 130
                  Whittier, California  90603
                  Attention:  Seller and/or Shareholders
                  Tel:  (562) 945-2832
                  Fax:  (562) 945-2174

                  with a copy to:

                  Epps & Yong, LLP
                  333 South Hope Street, 35th Floor
                  Los Angeles, California  90071
                  Attention:  Joseph Epps, Esq.
                  Tel:  (213) 613-2340
                  Fax:  (213) 613-2344

            (ii)  If to NovaMed:

                  NovaMed Acquisition Company, Inc.
                  980 North Michigan Avenue
                  Suite 1620
                  Chicago, Illinois  60611
                  Attention:  Scott T. Macomber
                              John W. Lawrence, Jr.

      Date of service of such notice shall be (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, (C) one day after date of delivery to the overnight courier if sent by overnight courier or (D) the next succeeding business day after transmission by facsimile.

      13.3. Certain Taxes. Seller and Shareholders will (on a joint and several basis) pay all transfer taxes and other taxes and charges, if any (except for any sales taxes and income tax of NovaMed and its Affiliates), which may become payable in connection with the transactions contemplated by this Agreement.

      13.4. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or the Transaction Documents is intended to be exclusive of any other remedy. Each such remedy shall be cumulative, and in addition to every other such remedy or any other remedy existing at law or in equity.

      13.5. Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If any of the transactions contemplated herein or provisions hereof violates any applicable law, then the parties hereto agree to negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement or the Transaction Documents as may be necessary to make these transactions, as restructured, lawful under applicable laws and regulations, without materially disadvantaging either party. The parties to this Agreement shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 13.5.

      13.6. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

      13.7. Counterparts. This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

      13.8. Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

      13.9. Construction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

      13.10. Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      13.11. Assignment. This Agreement may not be assigned by Seller or Shareholders without the prior written consent of NovaMed.

      13.12. Mediation and Arbitration. Except as expressly set forth herein, the parties hereto agree that any and all controversies, disputes or claims arising out of or in connection with this Agreement shall be solely and exclusively resolved in accordance with this Section 13.12 and not in any court of law or equity. The parties hereto shall first try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American
Arbitration Association ("AAA") (such mediation session to be held in Los Angeles, California, and to commence within thirty (30) days after the appointment of the mediator by the AAA). If the controversy, claim or dispute cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Los Angeles, California before a single arbitrator mutually agreed upon by Seller and NovaMed and to commence within thirty (30) days after the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      13.13. Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

      13.14. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

      13.15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.


                                      * * *

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    SELLER:

                                    CENTER FOR OUTPATIENT SURGERY

                                    By:  /s/ Neal Shindel, M.D.
                                         ----------------------
                                    Its:  President


                                    NOVAMED:

                                    NOVAMED ACQUISITION COMPANY, INC.


                                    By:  /s/ Scott T. Macomber
                                         -------------------------------------
                                          Scott T.  Macomber,  Executive  Vice
                                          President
                                          and Chief Financial Officer

                                    SHAREHOLDERS:


                                    /s/ David Marshburn
                                    ---------------------
                                    David Marshburn, D.O.


                                    /s/ Neal Shindel
                                    ---------------------
                                    Neal Shindel, M.D.


                                    /s/ Abdul Alaama
                                    ---------------------
                                    Abdul Alaama, M.D.


                                    /s/ Garlan Lo
                                    ---------------------
                                    Garlan Lo, M.D.


                                    /s/ William May
                                    ---------------------
                                    William May, M.D.

EXHIBITS

Exhibit 1.1-1           --     Certificate of Formation
Exhibit 1.1-2           --     Operating Agreement
Exhibit 3.2             --     Wire Transfer Instructions
Exhibit 7.3(a)          --     Contribution Agreement
Exhibit 7.3(b)          --     Operating Agreement
Exhibit 7.3(f)          --     Assignment of New LLC Interests

SCHEDULES*

Schedule 1.2(b)         --     Personal Property
Schedule 1.2(c)         --     Prepaid Business Expenses
Schedule 1.3(g)         --     Excluded Assets/Personal Effects
Schedule 1.4(a)         --     Accounts Payable
Schedule 1.4(b)         --     Accrued Liabilities
Schedule 4.1            --     Notifications and Approvals
Schedule 4.2            --     Liens and Encumbered Assets
Schedule 4.3            --     Approvals
Schedule 4.5            --     Financial Statements
Schedule 4.6            --     Liabilities
Schedule 4.9            --     Material Contracts/Assumed Contracts
Schedule 4.10           --     Leased Real Property
Schedule 4.11           --     Litigation
Schedule 4.12(b)        --     Licenses and Permits
Schedule 4.14           --     Conduct of Business
Schedule 4.16           --     Salaries
Schedule 4.17           --     Insurance
Schedule 4.19           --     Employee Benefit Plans
Schedule 4.20           --     Personnel Agreements
Schedule 4.22           --     Workers Compensation
Schedule 4.23(a)        --     Accounts Receivable
Schedule 6.2(a)         --     Continuing Employees


* NovaMed, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.